                                               Filed Pursuant to Rule 424(b)(3)
                                               File No. 333-95753

                                  SYBASE, INC.

                       SUPPLEMENT DATED DECEMBER 14, 2000
                        TO PROSPECTUS DATED JUNE 26, 2000

         The purpose of this Supplement dated December 14, 2000, is to update certain information contained in the table under the heading "Selling Stockholders" on pages 17 through 20 of the Prospectus dated June 26, 2000. A copy of the Prospectus has been attached to this Supplement. Our common stock is listed on the Nasdaq National Market under the symbol "SYBS." On December 14, 2000, the last sale price of our common stock was $22.00 per share.

         We have been advised by Pell Redmon Trust Company, trustee for the Eric
T. Jacobsen 2000 Trust and trustee for the Elizabeth C. Jacobsen 2000 Trust, that some of the shares of common stock of Sybase, Inc. covered by the Prospectus were transferred in private transactions from each trust to the Eric
T. and Elizabeth C. Jacobsen Foundation. Accordingly, the information for the trusts is modified, and the foundation is added as a selling shareholder, as set forth below. Shares held by Arne J. Jacobsen II and Minnie LaRue Jacobsen, which were previously included in the total for Eric T. Jacobsen and Elizabeth C. Jacobsen, are set forth separately below. Further, we have been advised by Banc of America Securities LLC that it is the successor in interest to Montgomery Securities. Accordingly, Montgomery Securities is omitted from the list of selling shareholders and replaced by Banc of America Securities LLC. In addition, we have been advised by FG-HFN FGII that some of its shares covered by the Prospectus were distributed in private transactions to twelve individuals and entities who were its partners. Accordingly, the information for FG-HFN FGII is modified, and the twelve individuals and entities are added as selling shareholders, as set forth below. The information provided is as of the date of this Supplement.


                                                                              Shares Of
                                                  Shares Of Common Stock     Common Stock     Shares Of Common Stock
                                                    Beneficially Owned     Offered By This      Beneficially Owned
              Selling Stockholder                 Prior To This Offering    Prospectus (1)   After This Offering (2)
              -------------------                ------------------------  ---------------   -----------------------
                                                    Number      Percent                        Number       Percent
                                                    ------      -------                        ------       -------
Eric T. Jacobsen, Elizabeth C. Jacobsen, Pell     1,049,078       1.2%        1,049,078           -            -
Redmon Trust Company, trustee for the Eric T.
Jacobsen 2000 Trust and trustee for the
Elizabeth C. Jacobsen 2000 Trust (3)
Eric T. and Elizabeth C. Jacobsen Foundation (4)   162,900         *           162,900            -            -
Arne J. Jacobsen II (5)                             3,479          *            3,479             -            -
Minnie LaRue Jacobsen (5)                           3,479          *            3,479             -            -
Banc of America Securities LLC (6)                  25,457         *            25,457            -            -
FG-HFN FGII                                         4,958          *            4,958             -            -
Davis Capital                                       5,272          *            5,272             -            -
T. Barnes Donnelly                                  5,272          *            5,272             -            -
Walter A. Forbes                                    5,272          *            5,272             -            -
J. Herbert Ogden                                    5,272          *            5,272             -            -
Robert Rittereiser                                  2,635          *            2,635             -            -
Stanley Rumbough                                    5,272          *            5,272             -            -



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
Kathleen Shepphird                                   526           *             526              -            -
Steve Simmons                                       10,543         *            10,543            -            -
Sun Valley Investments                              2,635          *            2,635             -            -
George Vonderlinden                                 2,635          *            2,635             -            -
Steve Wigins                                        10,543         *            10,543            -            -
Wiley T. Buchanan III Trust                         5,272          *            5,272             -            -

*  Less than 1%

(1) Certain of these shares are held in an escrow account to secure indemnification obligations the selling stockholders have provided to us in connection with the acquisition of Home Financial Network. It is expected that the escrowed shares remaining after any distributions from the escrow account to us in satisfaction of the indemnification claims we may have will be released from escrow and distributed to the selling stockholders on or about January 20, 2001. Escrowed shares include 45,449 shares held by Eric T. Jacobsen, 45,449 shares held by Elizabeth C. Jacobsen, and 4,958 shares held by FG-HFN FGII.
(2)      Assumes that all shares offered under this Prospectus will be sold.
(3) Includes 45,449 shares held by Eric T. Jacobsen, 45,449 shares held by Elizabeth C. Jacobsen, 474,492 shares held in the name of Pell Redmon Trust Company, Trustee for the Eric T. Jacobsen 2000 Trust, and 483,688 shares held in the name of Pell Redmon Trust Company, Trustee for the Elizabeth C. Jacobsen 2000 Trust. Mr. Jacobsen and Ms. Jacobsen disclaim any control over the trusts. Of these shares, 948,984 shares have been sold under this Prospectus prior to the date of this Supplement. Shares sold include 474,492 shares sold by Pell Redmon Trust Company, Trustee for the Eric T. Jacobsen 2000 Trust and 474,492 shares sold by Pell Redmon Trust Company, Trustee for the Elizabeth C. Jacobsen 2000 Trust.
(4)      Mr. Jacobsen and Ms. Jacobsen disclaim any control over the foundation.
(5) All of these shares have been sold under this Prospectus prior to the date of this Supplement.
(6) Previously subject to outstanding warrants, which have been exercised in full.

            This Supplement to Prospectus is dated December 14, 2000.